Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Authorizes New Share Repurchase Program

Follows completion of previous $20 million buyback plan

Boston, MA, August 13, 2014—NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that its Board of Directors has authorized the repurchase of up to $10 million of the company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program, which will expire on August 15, 2015 unless extended by the Board of Directors, may be suspended or discontinued at any time. The company may also establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

Commenting on the stock repurchase program, NewStar CEO Tim Conway said, “This buyback program reflects our strong belief in the intrinsic value of the company and demonstrates our commitment to improving the investment value of our stock as we continue to build the business and capitalize on strategic market opportunities.”

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The company targets ‘hold’ positions of up to $35 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, Los Angeles CA, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Forward-looking Statements

Statements in this press release regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program are forward looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company’s stock prevailing from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558